SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 8)

Ingram Micro Inc.
(Name of Issuer)
Class A Common Stock, par value $0.01
(Title of Class of Securities)
457153 10 4
(CUSIP Number)

Exhibit Index on Page 32

CUSIP NO. 457153 10 4	13G	Page 2 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Martha R. Ingram
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 808,746
	6.	SHARED VOTING POWER 19,009,259
	7.	SOLE DISPOSITIVE POWER 808,746
	8.	SHARED DISPOSITIVE POWER 19,099,259
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,908,005
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.5%
12.		TYPE OF REPORTING PERSON IN

CUSIP NO. 457153 10 4	13G	Page 3 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Orrin H. Ingram, II
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,036,893
	6.	SHARED VOTING POWER 20,772,895
	7.	SOLE DISPOSITIVE POWER 1,036,893
	8.	SHARED DISPOSITIVE POWER 20,772,895
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,809,788
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.7%
12.		TYPE OF REPORTING PERSON IN

CUSIP NO. 457153 10 4	13G	Page 4 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John R. Ingram
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 845,947
	6.	SHARED VOTING POWER 20,772,895
	7.	SOLE DISPOSITIVE POWER 845,947
	8.	SHARED DISPOSITIVE POWER 20,772,895
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,618,842
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.6%
12.		TYPE OF REPORTING PERSON IN

CUSIP NO. 457153 10 4	13G	Page 5 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 19,099,259
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 19,099,259
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,099,259
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 6 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) E. Bronson Ingram 1994 Charitable Lead Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,673,636
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 1,673,636
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,673,636
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 7 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Minnesota
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 75,916
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 75,916
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,916
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 8 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Minnesota
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 71,007
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 71,007
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,007
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 9 of 32

1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION South Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,892
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 6,892
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,892
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 10 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Orrin and Sara Ingram Family 1997 Generation Skipping Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 35,000
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 35,000
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,000
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 11 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Minnesota
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 75,916
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 75,916
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,916
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 12 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The John R. Ingram Irrevocable Trust Dated July 9, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Minnesota
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 71,007
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 71,007
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,007
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 13 of 32

1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION South Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,892
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 6,892
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,892
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 14 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The John and Stephanie Ingram Family 1996 Generation Skipping Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 31,497
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 31,497
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,497
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 15 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The John Rivers Ingram Annuity Trust 2003
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 174,797
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 174,797
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,797
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 16 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The John Rivers Ingram Annuity Trust 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 132,905
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 132,905
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,905
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 17 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY The Alexa Davol Chapman Trust U/A/D 07/24/02
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,699
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 32,699
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,699
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 18 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Christina Currey Chapman Trust U/A/D 07/24/02
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,699
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 32,699
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,699
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 19 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Martha Hampton Ingram Trust U/A/D 07/24/02
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,699
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 32,699
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,699
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 20 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) The Lucas Rivers Ingram Trust U/A/D 07/24/02
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Tennessee
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 32,699
	6.	SHARED VOTING POWER -0-
	7.	SOLE DISPOSITIVE POWER 32,699
	8.	SHARED DISPOSITIVE POWER -0-
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,699
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.		TYPE OF REPORTING PERSON OO

CUSIP NO. 457153 10 4	13G	Page 21 of 32

1.		NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) SunTrust Bank, Atlanta
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒

3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Georgia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 282,628
	6.	SHARED VOTING POWER 222,295
	7.	SOLE DISPOSITIVE POWER 282,628
	8.	SHARED DISPOSITIVE POWER 222,295
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 504,723
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.		TYPE OF REPORTING PERSON BK

CUSIP NO. 457153 10 4	13G	Page 22 of 32

Item 1(a).	Name of Issuer:

Ingram Micro Inc. (the “Company”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1600 E. St. Andrew Place
Santa Ana, CA 92705

Item 2(a).	Name of Person Filing:

Martha R. Ingram

Orrin H. Ingram, II

John R. Ingram

QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995 (“QTIP Trust”)

E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust (“Charitable Remainder”)

Martha and Bronson Ingram Foundation (“Foundation”) E. Bronson Ingram 1994 Charitable Lead Annuity Trust (“Charitable Lead”)

Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975 (“OHI ’75 Trust”)

The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 (“OHI ’92 Trust”)

Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended (“OHI ’82 Trust”)

The Orrin and Sara Ingram Family 1997 Generation Skipping Trust (“OHI Family ’97 Trust”)

Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 (“JRI ’75 Trust”)

The John R. Ingram Irrevocable Trust Dated July 9, 1992 (“JRI ’92 Trust”)

CUSIP NO. 457153 10 4	13G	Page 23 of 32

Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended (“JRI ’82 Trust”)

The John and Stephanie Ingram Family 1996 Generation Skipping Trust (“JRI Family Trust”)

The John Rivers Ingram Annuity Trust 2002 (“JRI ’02 Trust”) The John Rivers Ingram Annuity Trust 2003 (“JRI ’03 Trust”)

The John Rivers Ingram Annuity Trust 2004 (“JRI ’04 Trust”) The Alexa Davol Chapman Trust U/A/D 07/24/02 (“ADC Trust”)

The Christina Currey Chapman Trust U/A/D 07/24/02 (“CCC Trust”)

The Martha Hampton Ingram Trust U/A/D 07/24/02 (“MHI Trust”)

The Lucas Rivers Ingram Trust U/A/D 07/24/02 (“LRI Trust”)

SunTrust Bank, Atlanta (“SunTrust”)

In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The business address of each of Martha R. Ingram, Orrin H. Ingram, II and John R. Ingram is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

The address of Charitable Remainder is c/o Martha R. Ingram, Ingram Industries, One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

CUSIP NO. 457153 10 4	13G	Page 24 of 32

The address of each of OHI ’75 Trust and JRI ’75 Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2 nd Floor, Atlanta, GA 30303.

The address of each of OHI ’92 Trust, OHI ’82 Trust, OHI Family ’97 Trust, JRI ’92 Trust, JRI ’82 Trust, JRI Family Trust, JRI ’03 Trust, JRI ’04 Trust, ADC Trust, CCC Trust, MHI Trust and LRI Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205.

The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303.

Item 2(c).	Citizenship:

Each of the persons filing this statement is a United States citizen, corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.01 per share

Item 2(e).	CUSIP Number:

457153 10 4

Item 3.	Type of Reporting Person:

N/A

Item 4.	Ownership.

(a), (b) and (c)

The entities named on Exhibit 1 (other than SunTrust) and the Company previously agreed to be bound by the terms of a Board Representation Agreement. Effective May 25, 2004, such agreement was terminated by all parties and is of no further force and effect.

CUSIP NO. 457153 10 4	13G	Page 25 of 32

The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person’s name in the table below. Based on information provided by the Company, as of December 31, 2004, there were outstanding 158,739,695 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company’s stockholders, including the election of directors. The table below indicates the beneficial ownership of Common Stock as of December 31, 2004 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Exchange Act, certain securities convertible into, or exchangeable for, shares of Common Stock, may be deemed to be shares of Common Stock for purposes of determining beneficial ownership. See footnote (2) below.

	Beneficial Ownership at 12/31/04 (1) (2)		% of Common Stock at 12/31/04 (2)
Martha R. Ingram	19,908,005	(3) (4)	12.5%
Orrin H. Ingram, II	21,809,788	(4) (5)	13.7%
John R. Ingram	21,618,842	(4) (6)	13.6%
QTIP Trust	19,099,259		12.0%
Charitable Remainder	0		0.0%
Foundation	0		0.0%
Charitable Lead	1,673,636		1.1%
OHI ’75 Trust	75,916		0.0%
OHI ’92 Trust	71,007		0.0%
OHI ’82 Trust	6,892		0.0%
OHI Family ’97	35,000		0.0%

CUSIP NO. 457153 10 4	13G	Page 26 of 32

	Beneficial Ownership at 12/31/04(1)(2)	% of Common Stock at 12/31/04(2)
Trust
JRI ’75 Trust	75,916	0.0%
JRI ’92 Trust	71,007	0.0%
JRI ’82 Trust	6,892	0.0%
JRI Family Trust	31,497	0.0%
JRI ’02 Trust	0	0.0%
JRI ’03 Trust	174,797	0.1%
JRI ’04 Trust	132,905	0.1%
ADC Trust	32,699	0.0%
CCC Trust	32,699	0.0%
MHI Trust	32,699	0.0%
LRI Trust	32,699	0.0%
SunTrust	504,923 (7)	0.3%

(1)	Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2)	Pursuant to Rule 13d-3 promulgated under the Exchange Act, as used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. For purposes of calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3)	Includes options exercisable for 72,912 shares of Common Stock held by Martha R. Ingram. Also includes the shares held by QTIP Trust and Foundation, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

CUSIP NO. 457153 10 4	13G	Page 27 of 32

	(4)	Excludes 131,000 shares of Common Stock held by Ingram Industries Inc. (the “Ingram Industries”). Each of Martha R. Ingram, Orrin H. Ingram, II and John R. Ingram are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

	(5)	Includes options exercisable for 60,772 shares of Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust and Charitable Lead, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

	(6)	Includes options exercisable for 58,679 shares of Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Charitable Lead, JRI ’03 Trust and JRI ’04 Trust, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

	(7)	Includes the shares held by OHI ’75 Trust, JRI ’75 Trust, ADC Trust, CCC Trust, MHI Trust and LRI Trust with respect to which SunTrust, Atlanta acts as a trustee and has sole voting and dispositive power, and the shares held by OHI ’92 Trust, OHI ’82 Trust, JRI ’92 Trust and JRI ’82 Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power. Also includes shares held in accounts for OHI Family ’97 Trust and JRI Family Trust.

Excludes 940,219 shares of Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates have sole voting and dispositive power with respect to 231,005 of these shares, and shared voting and dispositive power with respect to 502,240 of these shares. SunTrust Banks, Inc. and its affiliates held the other 206,974 shares in nondiscretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Stock it held.

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

CUSIP NO. 457153 10 4	13G	Page 28 of 32

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 1

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

N/A

CUSIP NO. 457153 10 4	13G	Page 29 of 32

SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February    , 2005

LILY YAN AREVALO

For each of:

Martha R. Ingram

Orrin H. Ingram, II

John R. Ingram

Martha R. Ingram, Orrin H. Ingram, II and John R. Ingram as co-trustees for the QTIP MARITAL TRUST CREATED UNDER THE E. BRONSON INGRAM REVOCABLE TRUST AGREEMENT DATED JANUARY 4, 1995

Martha R. Ingram as trustee for the E. BRONSON INGRAM 1995 CHARITABLE REMAINDER 5% UNITRUST

Orrin H. Ingram and John R. Ingram as co-trustees for the MARTHA AND BRONSON INGRAM FOUNDATION

Orrin H. Ingram and John R. Ingram as co-trustees for the E. BRONSON INGRAM 1994 CHARITABLE LEAD ANNUITY TRUST

SunTrust Bank, Atlanta as trustee for the TRUST FOR ORRIN HENRY INGRAM, II, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

SunTrust Bank, Atlanta as co-trustee for THE ORRIN H. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

CUSIP NO. 457153 10 4	13G	Page 30 of 32

SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF ORRIN H. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

William S. Jones as trustee for the ORRIN AND SARA INGRAM FAMILY 1997 GENERATION SKIPPING TRUST

SunTrust Bank, Atlanta as trustee for the TRUST FOR JOHN RIVERS INGRAM, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

SunTrust Bank, Atlanta as co-trustee for THE JOHN R. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF JOHN R. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

William S. Jones as trustee for THE JOHN AND STEPHANIE INGRAM FAMILY 1996 GENERATION SKIPPING TRUST

John R. Ingram as trustee for THE JOHN RIVERS INGRAM ANNUITY TRUST 2002

John R. Ingram as trustee for THE JOHN RIVERS INGRAM ANNUITY TRUST 2003

John R. Ingram as trustee for THE JOHN RIVERS INGRAM ANNUITY TRUST 2004

William S. Jones as trustee for THE ALEXA DAVOL CHAPMAN TRUST U/A/D 07/24/02

CUSIP NO. 457153 10 4	13G	Page 31 of 32

William S. Jones as trustee for THE CHRISTINA CURREY CHAPMAN TRUST U/A/D 07/24/02

William S. Jones as trustee for THE MARTHA HAMPTON INGRAM TRUST U/A/D 07/24/02

William S. Jones as trustee for THE LUCAS RIVERS INGRAM TRUST U/A/D 07/24/02

SUNTRUST BANK, ATLANTA

Name: Lily Yan Arevalo
Title: Attorney-in-Fact

CUSIP NO. 457153 10 4	13G	Page 32 of 32

Exhibit Index

Exhibit

1	Names of Reporting Persons

2	Power of Attorney for The John Rivers Ingram Annuity Trust 2004

3	Power of Attorney for The Alexa Davol Chapman Trust U/A/D 07/24/02

4	Power of Attorney for The Christina Currey Chapman Trust U/A/D 07/24/02

5	Power of Attorney for The Martha Hampton Ingram Trust U/A/D 07/24/02

6	Power of Attorney for The Lucas Rivers Ingram Trust U/A/D 07/24/02

7	Power of Attorney for all other filers (incorporated by reference to Exhibit 2 to Schedule 13G Amendment Nos. 1, 3, 5 and 6 filed on February 17, 1998, February 14, 2000, February 13, 2002 and February 14, 2003)